                                                                      EXHIBIT 8







                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                                   TAX MATTERS


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                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112

                            Telephone (405) 942-3501
                               Fax (405) 942-3527


                                                                      Exhibit 8

                                August 18, 2000


Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

      RE:      ATLAS AMERICA PUBLIC #9 LTD.

Gentlemen:

     You have requested our opinions on the material federal income tax issues pertaining to Atlas America Public #9 Ltd. (the "Partnership"), a limited partnership formed under the Pennsylvania Revised Uniform Limited Partnership Act. We have acted as Special Counsel to the Partnership with respect to the offering of interests in the Partnership. Atlas Resources, Inc. will be the Managing General Partner of the Partnership. Terms used and not otherwise defined herein have the respective meanings assigned to them in the Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the "Partnership Agreement").

BASIS OF OPINION

     Our opinions are based upon our review of: (1) a certain Registration Statement on Form SB-2 for Atlas America Public #9 Ltd., as originally filed with the United States Securities and Exchange Commission, and amendments thereto, including the Prospectus, the Drilling and Operating Agreement and the Partnership Agreement included as exhibits to the Prospectus; and (2) such corporate records, certificates, agreements, instruments and other documents as we have deemed relevant and necessary to review as a basis for the opinions herein provided.

     Our opinions also are based upon our interpretation of existing statutes, rulings and regulations, as presently interpreted by judicial and administrative bodies. Such statutes, rulings, regulations and interpretations are subject to change; and such changes could result in different tax consequences than those set forth herein and could render our opinions inapplicable.

     In rendering our opinions, we have obtained from you certain representations with respect to the Partnership. Any material inaccuracy in such representations may render our opinions inapplicable. Included among such representations are the following:

        (1) The Partnership Agreement will be executed by the Managing General Partner and the Participants and recorded in all places required under the Pennsylvania Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, the Partnership will be operated in accordance with the terms of the Partnership Agreement, the Prospectus, and the Pennsylvania Revised Uniform Limited Partnership Act and any other applicable limited partnership act.

        (2) No election will be made by the Partnership to be excluded from the application of the partnership provisions of the Code or classified as a corporation for tax purposes.

        (3) The Partnership will own legal title to the Working Interest in all of its Prospects.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 2



        (4) The respective amounts that will be paid to the Managing General Partner or its Affiliates pursuant to the Partnership Agreement and the Drilling and Operating Agreement are amounts that would ordinarily be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other "at arms' length."

        (5) The Partnership will elect to deduct currently all intangible drilling and development costs.

        (6)      The Partnership will have a calendar year taxable year.

        (7) The Drilling and Operating Agreement and any amendments thereto entered into between the Managing General Partner and the Partnership will be duly executed and will govern the drilling and, if warranted, the completion and operation of the wells in accordance with its terms.

        (8) Based upon the Managing General Partner's experience and the intended operations of the Partnership, the Managing General Partner reasonably believes that the aggregate deductions, including depletion deductions, and 350% of the aggregate credits, if any, which will be claimed by the Managing General Partner and the Participants, will not during the first five tax years following the funding of the Partnership exceed twice the amounts invested by the Managing General Partner and the Participants, respectively.

        (9) The Investor General Partner Units will not be converted to Limited Partner interests before substantially all of the Partnership Wells have been drilled and completed.

        (10) The Units will not be traded on an established securities market.

      In rendering our opinions we have further assumed that:

        (1) each of the Participants has an objective to carry on the business of the Partnership for profit;

        (2) any amount borrowed by a Participant and contributed to the Partnership will not be borrowed from a Person who has an interest in the Partnership (other than as a creditor) or a related person, as defined in Section 465 of the Code, to a Person (other than the Participant) having such interest and the Participant will be severally, primarily, and personally liable for such amount; and

        (3) no Participant will have protected himself from loss for amounts contributed to the Partnership through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

      We have considered the provisions of 31 CFR, Part 10, Section 10.33 (Treasury Department Circular No. 230) on tax law opinions and this opinion letter addresses all material federal income tax issues associated with an investment in the Units by an individual Participant who is a resident citizen of the United States. We consider material those issues which would affect significantly a Participant's deductions, credits or losses arising from his investment in the Units and with respect to which, under present law, there is a reasonable possibility of challenge by the IRS, or those issues which are expected to be of fundamental importance to a Participant but as to which a challenge by the IRS is unlikely. The issues which involve a reasonable possibility of challenge by the IRS have not been definitely resolved by statutes, rulings or regulations, as interpreted by judicial or administrative bodies.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 3



      Our opinions are only predictions of the outcome of the particular tax issues being addressed. The results are not certain and depend on the Partnership's operations in the future. Also, as required by Circular 230 our opinions state whether it is "more likely than not" that the predicted outcome will occur.

      Accordingly, in our opinion it is more likely than not that the following tax treatment will be upheld if challenged by the IRS and litigated:

        (1) PARTNERSHIP CLASSIFICATION. The Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation. The Partnership, as such, will not pay any federal income taxes, and all items of income, gain, loss and deduction of the Partnership will be reportable by the Partners in the Partnership. (See "- Partnership
                 Classification.")

        (2)      PASSIVE ACTIVITY CLASSIFICATION.

                 - Generally, the passive activity limitations on losses under Section 469 of the Code, more likely than not, will not be applicable to Investor General Partners before the conversion of Investor General Partner Units to Limited Partner interests.

                 - The Partnership's oil and gas production income, together with gain, if any, from the disposition of its oil and gas properties, which is allocable to Limited Partners (other than converted Investor General Partners) who are individuals, estates, trusts, closely held corporations or personal service corporations more likely than not will be characterized as income from a passive activity which may be offset by passive activity losses.

                 - Income or gain attributable to investments of working capital of the Partnership will be characterized as portfolio income, which cannot be offset by passive activity losses.

        (3) NOT A PUBLICLY TRADED PARTNERSHIP. Assuming that no more than 10% of the Units are transferred in any taxable year of the Partnership (other than in private transfers described in Treas. Reg. Section 1.7704-1(e)), it is more likely than not that the Partnership will not be treated as a "publicly traded partnership" under the Code. (See "- Limitations on Passive Activities.")

        (4) AVAILABILITY OF CERTAIN DEDUCTIONS. Business expenses, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, organization and syndication fees and other items which are required to be capitalized, are currently deductible. (See "- 2000 Expenditures,"
                 "- Availability of Certain Deductions" and "- Partnership Organization and Syndication Fees.")

        (5) INTANGIBLE DRILLING AND DEVELOPMENT COSTS. Intangible drilling and development costs ("Intangible Drilling Costs") paid by the Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible in the taxable year in which the payments are made and the drilling services are rendered, assuming such amounts are fair and reasonable consideration and subject to certain restrictions summarized below (including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners). (See "- Intangible Drilling and Development Costs" and "- Drilling Contracts.")

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 4



        (6) PREPAYMENTS OF INTANGIBLE DRILLING COSTS. Depending primarily on when the Partnership Subscription is received, the Managing General Partner anticipates that the Partnership will prepay in 2000 most, if not all, of the Intangible Drilling Costs related to Partnership Wells the drilling of which will begin in 2001. Assuming that such amounts are fair and reasonable, and based in part on the factual assumptions set forth below, in our opinion the prepayments of Intangible Drilling Costs will be deductible for the 2000 taxable year even though all Working Interest owners in the well may not be required to prepay such amounts, subject to certain restrictions summarized below (including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners). (See "- Drilling Contracts," below.)

                 The foregoing opinion is based in part on the assumptions that:

                 (a) the Intangible Drilling Costs will be required to be prepaid in 2000 for specified wells pursuant to the Drilling and Operating Agreement;

                 (b) pursuant to the Drilling and Operating Agreement the drilling of the wells is required to be, and actually is, begun on or before March 31, 2001, and the wells are continuously drilled thereafter until completed, if warranted, or abandoned; and

                 (c) the required prepayments are not refundable to the Partnership and any excess prepayments are applied to Intangible Drilling Costs of substitute wells.

        (7) DEPLETION ALLOWANCE. The greater of cost depletion or percentage depletion will be available to qualified Participants as a current deduction against the Partnership's oil and gas production income, subject to certain restrictions summarized below. (See "- Depletion Allowance.")

        (8) TAX BASIS OF PARTICIPANT'S INTEREST. Each Participant's adjusted tax basis in his Partnership interest will be increased by his total Agreed Subscription. (See "- Tax Basis of Participants' Interests.")

        (9) AT RISK LIMITATION ON LOSSES. Each Participant initially will be "at risk" to the full extent of his Agreed Subscription. (See "- `At Risk' Limitation For Losses.")

        (10) ALLOCATIONS. Assuming the effect of the allocations of income, gain, loss and deduction (or items thereof) set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to oil and gas properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, it is more likely than not that such allocations will have "substantial economic effect" and will govern each Participant's distributive share of such items to the extent such allocations do not cause or increase deficit balances in the Participants' Capital Accounts. (See "- Allocations.")

        (11) AGREED SUBSCRIPTION. No gain or loss will be recognized by the Participants on payment of their Agreed Subscriptions.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 5



        (12) PROFIT MOTIVE AND NO TAX SHELTER REGISTRATION. Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, it is more likely than not that the Partnership will possess the requisite profit motive under Section 183 of the Code and is not required to register with the IRS as a tax shelter. (See "- Disallowance of Deductions Under Section 183 of the Code" and "- Lack of Registration as a Tax Shelter.")

        (13) IRS ANTI-ABUSE RULE. Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, it is more likely than not that the Partnership will not be subject to the anti-abuse rule set forth in Treas. Reg. Section 1.701-2. (See "Penalties and Interest - IRS Anti-Abuse Rule.")

        (14) OVERALL EVALUATION OF TAX BENEFITS. Based on our conclusion that substantially more than half of the material tax benefits of the Partnership, in terms of their financial impact on a typical Participant, more likely than not will be realized if challenged by the IRS, it is our opinion that the tax benefits of the Partnership, in the aggregate, which are a significant feature of an investment in the Partnership by a typical original Participant more likely than not will be realized as contemplated by the Prospectus. The discussion in the Prospectus under the caption "TAX ASPECTS," insofar as it contains statements of federal income tax law, is correct in all material respects. (See "Tax Aspects" in the Prospectus.)

                            * * * * * * * * * * * * *

      Our opinion is limited to the opinions expressed above. With respect to some of the matters discussed in this opinion, existing law provides little guidance. Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, there is no assurance that the IRS will not challenge our interpretations or that such a challenge would not be sustained in the courts and cause adverse tax consequences to the Participants. It should be noted that taxpayers bear the burden of proof to support claimed deductions and opinions of counsel are not binding on the IRS or the courts.

IN GENERAL

      The following is a summary of all of the material federal income tax consequences of the purchase, ownership and disposition of Investor General Partners Units and Limited Partner Units which will apply to typical Participants. However, there is no assurance that the present laws or regulations will not be changed and adversely affect a Participant. The IRS may challenge the deductions claimed by the Partnership or a Participant, or the taxable year in which such deductions are claimed, and no guaranty can be given that any such challenge would not be upheld if litigated.

      The practical utility of the tax aspects of any investment depends largely on each Participant's particular income tax position in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing his federal income tax liability. In addition, except as otherwise noted, different tax considerations may apply to corporations, partnerships, trusts and other prospective Participants which are not treated as individuals for federal income tax purposes. Also, the treatment of the tax attributes of the Partnership may vary among Participants. ACCORDINGLY, EACH PARTICIPANT IS URGED TO SEEK QUALIFIED, PROFESSIONAL ASSISTANCE IN THE PREPARATION OF HIS FEDERAL, STATE AND LOCAL TAX RETURNS WITH SPECIFIC REFERENCE TO HIS OWN TAX SITUATION.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 6



PARTNERSHIP CLASSIFICATION

      For federal income tax purposes, a partnership is not a taxable entity but rather a conduit through which all items of income, gain, loss, deduction, credit and tax preference are passed through to the partners. Thus, the partners, rather than the partnership, receive any tax deductions and credits, as well as the income, from the operations engaged in by the partnership.

      Under the regulations, a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Treas. Reg. Section 301.7701-2(a). The term corporation includes a business entity organized under a State statute which describes the entity as a corporation, body corporate, body politic, joint-stock company or joint-stock association. Treas. Reg. Section 301.7701-2(b). The Partnership was formed under the Pennsylvania Revised Uniform Limited Partnership Act which describes the Partnership as a "partnership." Consequently, the Partnership will automatically be classified as a partnership unless it elects to be classified as a corporation. In this regard, the Managing General Partner has represented that no election for the Partnership to be classified as a corporation will be filed with the IRS.

LIMITATIONS ON PASSIVE ACTIVITIES

      Under the passive activity rules, all income of a taxpayer who is subject to the rules is categorized as:

        (i) income from passive activities such as limited partners' interests in a business;

        (ii)     active income (e.g., salary, bonuses, etc.); or

        (iii)    portfolio income. "Portfolio income" consists of

                 (a) interest, dividends and royalties (unless earned in the ordinary course of a trade or business); and

                 (b) gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

Losses generated by "passive activities" can offset only passive income and cannot be applied against active income or portfolio income.

      The passive activity rules apply to individuals, estates, trusts, closely held C corporations (generally, if five or fewer individuals own directly or indirectly more than 50% of the stock) and personal service corporations (other than corporations where the owner-employees together own less than 10% of the stock). However, a closely held C corporation (other than a personal service corporation) may use passive losses and credits to offset taxable income of the company figured without regard to passive income or loss or portfolio income.

      Passive activities include any trade or business in which the taxpayer does not materially participate on a regular, continuous, and substantial basis. Under the Partnership Agreement, Limited Partners will not have material participation in the Partnership and generally will be subject to the passive activity rules.

      Investor General Partners also do not materially participate in the Partnership. However, because Investor General Partners do not have limited liability under the Pennsylvania Revised Uniform Limited Partnership Act until they are converted to Limited Partners, their deductions generally will not be treated as passive deductions prior to the conversion. (See "- Conversion from Investor General Partner to Limited Partner", below.) However, if an Investor General Partner invests in the Partnership through an entity which limits his liability (e.g., a limited partnership, limited

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 7



liability company, or S corporation), he will be treated the same as a Limited Partner and generally will be subject to the passive activity limitations. Contractual limitations on the liability of Investor General Partners under the Partnership Agreement such as insurance, limited indemnification, etc. will not cause Investor General Partners to be subject to the passive activity limitations.

      Deductions disallowed by the at-risk limitation on losses under Section 465 of the Code become subject to the passive loss limitation only if the taxpayer's at-risk amount increases in future years. A taxpayer's at-risk amount is reduced by losses allowed under Section 465 even if the losses are suspended by the passive loss limitation. (See "- `At Risk' Limitation For Losses," below.) Similarly, a taxpayer's basis is reduced by deductions even if the deductions are disallowed under the passive loss limitation. (See
"- Tax Basis of Participants' Interests," below.)

      Suspended losses may be carried forward (but not back) and used to offset future years' passive activity income. A suspended loss is allowed in full when the entire interest is sold to an unrelated third party in a taxable transaction and in part upon the disposition of substantially all of the passive activity if the suspended loss as well as current gross income and deductions can be allocated to the part disposed of with reasonable certainty. In an installment sale, passive losses become available in the same ratio that gain recognized each year bears to the total gain on the sale.

      Any suspended losses remaining at a taxpayer's death are allowed as deductions on his final return, subject to a reduction to the extent the basis of the property in the hands of the transferee exceeds the property's adjusted basis immediately prior to the decedent's death. If a taxpayer makes a gift of his entire interest in a passive activity, the donee's basis is increased by any suspended losses and no deductions are allowed. If the interest is later sold at a loss, the donee's basis is limited to the fair market value on the date the gift was made.

      PUBLICLY TRADED PARTNERSHIP RULES. Net losses of a partner from each publicly traded partnership are suspended and carried forward to be netted against income from that publicly traded partnership only. In addition, net losses from other passive activities may not be used to offset net income from a publicly traded partnership. I.R.C. Sections 469(k)(2) and 7704. However, in the opinion of Special Counsel it is more likely than not that the Partnership will not be characterized as a publicly traded partnership under the Code, so long as no more than 10% of the Units are transferred in any taxable year of the Partnership (other than in private transactions described in Treas. Reg.
Section 1.7704-1(e)).

      CONVERSION FROM INVESTOR GENERAL PARTNER TO LIMITED PARTNER. Investor General Partner Units will be converted to Limited Partner interests after substantially all of the Partnership Wells have been drilled and completed, which the Managing General Partner anticipates will be in the late summer of 2001. Thereafter, each Investor General Partner will have limited liability as a limited partner under the Pennsylvania Revised Uniform Limited Partnership Act with respect to his interest in the Partnership.

      Concurrently, the Investor General Partner will become subject to the passive activity limitations. However, because an Investor General Partner will have a non-passive loss in 2000 as a result of the Partnership's deduction for Intangible Drilling Costs, his net income from Partnership Wells following the conversion will continue to be characterized as non-passive income which cannot be offset with passive losses. An Investor General Partner's conversion of his Partnership interest into a Limited Partner interest should not have any other adverse tax consequences unless the Investor General Partner's share of any Partnership liabilities is reduced as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157 and Prop. Reg.
Section 1.1254-2. A reduction in a partner's share of liabilities is treated as a constructive distribution of cash to the partner, which reduces the basis of the partner's interest in the partnership and is taxable to the extent it exceeds his basis.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 8



TAXABLE YEAR

      The Partnership intends to adopt a calendar year taxable year. I.R.C.
Section 706(b). The taxable year of the Partnership is important to a prospective Participant because the Partnership's deductions, income and other items of tax significance must be taken into account in computing the Participant's taxable income for his taxable year within or with which the Partnership's taxable year ends. The tax year of a partnership generally must be the tax year of one or more of its partners who have an aggregate interest in partnership profits and capital of greater than 50%.

2000 EXPENDITURES

      The Managing General Partner anticipates that all of the Partnership's subscription proceeds will be expended in 2000 and that the income and deductions generated pursuant thereto will be reflected on the Participants' federal income tax returns for that period. (See "Capitalization and Source of Funds and Use of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.)

      Depending primarily on when the Partnership Subscription is received, the Managing General Partner anticipates that the Partnership will prepay in 2000 most, if not all, of its Intangible Drilling Costs for wells the drilling of which will begin in 2001. The deductibility in 2000 of such advance payments cannot be guaranteed. (See "- Drilling Contracts," below.)

AVAILABILITY OF CERTAIN DEDUCTIONS

      Ordinary and necessary business expenses, including reasonable compensation for personal services actually rendered, are deductible in the year incurred. Treasury Regulation Section 1.162-7(b)(3) provides that reasonable compensation is only the amount as would ordinarily be paid for like services by like enterprises under like circumstances. The Managing General Partner has represented to Special Counsel that the amounts payable to the Managing General Partner and its Affiliates, including the amounts paid to the Managing General Partner or its Affiliates as general drilling contractor, are the amounts which would ordinarily be paid for similar services in similar transactions. (See "-Drilling Contracts," below.)

      The fees paid to the Managing General Partner and its Affiliates will not be currently deductible to the extent it is determined that they are in excess of reasonable compensation, are properly characterized as organization or syndication fees, other capital costs such as the acquisition cost of the Leases, or are not "ordinary and necessary" business expenses. (See
"- Partnership Organization and Syndication Fees," below.) In the event of an audit, payments to the Managing General Partner and its Affiliates by the Partnership will be scrutinized by the IRS to a greater extent than payments to an unrelated party.

INTANGIBLE DRILLING AND DEVELOPMENT COSTS

      Assuming a proper election and subject to the passive activity loss rules in the case of Limited Partners, each Participant will be entitled to deduct his share of Intangible Drilling Costs which include items which do not have salvage value, such as labor, fuel, repairs, supplies and hauling necessary to the drilling of a well. Treas. Reg. Section 1.612-4(a). (See "Participation in Costs and Revenues" in the Prospectus and "- Limitations on Passive Activities," above.) These deductions are subject to recapture as ordinary income rather than capital gain upon the disposition of the property or a Participant's interest in the Partnership. (See "- Sale of the Properties" and "- Disposition of Partnership Interests," below.) Also, productive-well Intangible Drilling Costs may subject a Participant to an alternative minimum tax in excess of regular tax unless an election is made to deduct them on a straight-line basis over a 60 month period. (See "- Minimum Tax - Tax Preferences," below.)

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 9



      Under the Partnership Agreement, 90% of the Partnership Subscription will be used to pay Intangible Drilling Costs, which are charged 100% to the Participants. The IRS could challenge the characterization of a portion of these costs as deductible Intangible Drilling Costs and recharacterize the costs as some other item which may be non-deductible however, this would have no effect on the allocation and payment of the costs under the Partnership Agreement.

      In the case of corporations, other than S corporations, which are "integrated oil companies," the amount allowable as a deduction for intangible drilling and development costs in any taxable year under Section 263(c) of the Code is reduced by 30%. I.R.C. Section 291(b)(1). Integrated oil companies are:

        (i) those taxpayers who directly or through a related person engage in the retail sale of oil or gas and whose gross receipts for the calendar year from such activities exceed $5,000,000; or

        (ii) those taxpayers and related persons who have refinery production in excess of 50,000 barrels on any day during the taxable year.

Amounts disallowed as a current deduction are allowable as a deduction ratably over the 60-month period beginning with the month in which the costs are paid or incurred.

DRILLING CONTRACTS

      The Partnership will enter into the Drilling and Operating Agreement with the Managing General Partner or its Affiliates, as a third-party general drilling contractor, to drill and complete the Partnership's Development Wells on a cost plus 15% basis. For its services as general drilling contractor the Managing General Partner anticipates that on average over all of the wells drilled and completed by the Partnership it will have reimbursement of general and administrative overhead of approximately $12,900 per well and a profit of 15% (approximately $21,850) per well with respect to the Intangible Drilling Costs paid by the Participants as described in "Compensation - Drilling Contracts" in the Prospectus. However, the actual cost of the drilling of the wells may be more or less than the estimated amount, due primarily to the uncertain nature of drilling operations, and the Managing General Partner's reimbursement of overhead and profit also could be more or less than the amount estimated by the Managing General Partner.

      The Managing General Partner believes the Drilling and Operating Agreement is at a competitive rate in the proposed areas of operation. Nevertheless, the amount of the profit realized by the Managing General Partner under the Drilling and Operating Agreement could be challenged by the IRS as unreasonable and disallowed as a deductible Intangible Drilling Cost. (See "- Intangible Drilling and Development Costs," above, and "Proposed Activities" and "Compensation" in the Prospectus.)

      Depending primarily on when the Partnership Subscription is received, the Managing General Partner anticipates that the Partnership will prepay in 2000 most, if not all, of the Intangible Drilling Costs for drilling activities that will begin in 2001. In KELLER V. COMMISSIONER, 79 T.C. 7
(1982), aff'd 725 F.2d 1173 (8th Cir. 1984), the Tax Court applied a two-part test for the current deductibility of prepaid intangible drilling and development costs: (1) the expenditure must be a payment rather than a refundable deposit; and (2) the deduction must not result in a material distortion of income taking into substantial consideration the business purpose aspects of the transaction. The drilling partnership in KELLER entered into footage and daywork drilling contracts which permitted it to terminate the contracts at any time without default by the driller, and receive a return of the prepaid amounts less amounts earned by the driller. The Tax Court found that the right to receive, by unilateral action, a refund of the prepayments on such footage and daywork drilling contracts rendered such prepayments deposits instead of payments. Therefore, the prepayments were held to be nondeductible in the year they were paid to the extent they had not been earned by the driller. The Tax Court

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 10



further found that the drilling partnership failed to show a convincing business purpose for prepayments under the footage and daywork drilling contracts.

      The drilling partnership in KELLER also entered into turnkey drilling contracts which permitted it to stop work under the contract at any time and apply the unearned balance of the prepaid amounts to another well to be drilled on a turnkey basis. The Tax Court found that such prepayments constituted "payments" and not nondeductible deposits, despite the right of substitution. Further, the Tax Court noted that the turnkey drilling contracts obligated "the driller to drill to the contract depth for a stated price regardless of the time, materials or expenses required to drill the well," thereby locking in prices and shifting the risks of drilling from the drilling partnership to the driller. Since the drilling partnership, a cash basis taxpayer, received the benefit of the turnkey obligation in the year of prepayment, the Tax Court found that the amounts prepaid on turnkey drilling contracts clearly reflected income and were deductible in the year of prepayment.

      In LEONARD T. RUTH, TC Memo 1983-586, a drilling program entered into nine separate turnkey contracts with a general contractor (the parent corporation of the drilling program's corporate general partner), to drill nine program wells. Each contract identified the prospect to be drilled, stated the turnkey price, and required the full price to be paid in 1974. The program paid the full turnkey price to the general contractor on December 31, 1974; the receipt of which was found by the court to be significant in the general contractor's financial planning. The program had no right to receive a refund of any of the payments. The actual drilling of the nine wells was subcontracted by the general contractor to independent contractors who were paid by the general contractor in accordance with their individual contracts. The drilling of all wells commenced in 1975 and all wells were completed that year. The amount paid by the general contractor to the independent driller for its work on the nine wells was approximately $365,000 less than the amount prepaid by the program to the general contractor. The program claimed a deduction for intangible drilling and development costs in 1974. The IRS challenged the timing of the deduction, contending that there was no business purpose for the payments in 1974, that the turnkey arrangements were merely "contracts of convenience" designed to create a tax deduction in 1974, and that the turnkey contracts constituted assets having a life beyond the taxable year and that to allow a deduction for their entire costs in 1974 distorted income. The Tax Court, relying on KELLER, held that the program could deduct the full amount of the payments in 1974. The court found that the program entered into turnkey contracts, paid a premium to secure the turnkey obligations, and thereby locked in the drilling price and shifted the risks of drilling to the general contractor. Further, the court found that by signing and paying the turnkey obligation, the program got its bargained-for benefit in 1974, therefore the deduction of the payments in 1974 clearly reflected income.

      The Partnership will attempt to comply with the guidelines set forth in KELLER with respect to prepaid Intangible Drilling Costs. The Drilling and Operating Agreement will require the Partnership to prepay in 2000 Intangible Drilling Costs for specified wells the drilling of which will begin in 2001. Prepayments should not result in a loss of current deductibility where there is a legitimate business purpose for the required prepayment, the contract is not merely a sham to control the timing of the deduction and there is an enforceable contract of economic substance. The Drilling and Operating Agreement will require the Partnership to prepay the Intangible Drilling Costs of drilling and completing the wells in order to enable the Operator to commence site preparation for the wells, obtain suitable subcontractors at the then current prices and insure the availability of equipment and materials. Under the Drilling and Operating Agreement excess prepaid amounts, if any, will not be refundable to the Partnership but will be applied to Intangible Drilling Costs to be incurred in drilling and completing substitute wells. Under KELLER, such a provision for substitute wells should not result in the prepayments being characterized as refundable deposits.

      The likelihood that prepayments will be challenged by the IRS on the grounds that there is no business purpose for the prepayment is increased in the event prepayments are not required with respect to 100% of the Working Interest. It is possible that less than 100% of the Working Interest will be acquired by the Partnership in one or more wells and prepayments may not be required of all holders of the Working Interest. However, in the view of Special Counsel, a

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legitimate business purpose for the required prepayments may exist under the guidelines set forth in KELLER, even though prepayment is not required, or actually received, by the drilling contractor with respect to a portion of the Working Interest.

      In addition to the foregoing, a current deduction for prepaid Intangible Drilling Costs is available only if the drilling of the wells begins before the close of the 90th day after the close of the taxable year. The Managing General Partner will attempt to cause the drilling of all prepaid Partnership Wells to begin on or before March 31, 2001. However, the drilling of any Partnership Well may be delayed due to circumstances beyond the control of the Partnership or the drilling contractor. Such circumstances include, for example, the unavailability of drilling rigs, decisions of third-party operators to delay drilling the well, weather conditions, inability to obtain drilling permits or access right to the drilling site, or title problems. Due to the foregoing factors no guaranty can be given that the drilling of all prepaid Partnership Wells required by the Drilling and Operating Agreement to begin on or before March 31, 2001, will actually begin by that date. In that event, deductions claimed in 2000 for prepaid Intangible Drilling Costs would be disallowed and deferred to the 2001 taxable year.

      No assurance can be given that on audit the IRS would not disallow the current deductibility of a portion or all of any prepayments of Intangible Drilling Costs under the Partnership's drilling contracts, thereby decreasing the amount of deductions allocable to the Participants for the current taxable year, or that such a challenge would not ultimately be sustained. In the event of disallowance, the deduction would be available in the year the work is actually performed.

DEPLETION ALLOWANCE

      Proceeds from the sale of the Partnership's oil and gas production will constitute ordinary income. A certain portion of the income will not be taxable by virtue of the depletion allowance which permits the deduction from gross income for federal income tax purposes of either the percentage depletion allowance or the cost depletion allowance, whichever is greater. These deductions are subject to recapture as ordinary income rather than capital gain upon the disposition of the property or a Participant's interest in the Partnership. (See "- Sale of the Properties" and "- Disposition of Partnership Interests," below.)

      Cost depletion for any year is determined by dividing the adjusted tax basis for the property by the total units of gas or oil expected to be recoverable therefrom and then multiplying the resultant quotient by the number of units actually sold during the year. Cost depletion cannot exceed the adjusted tax basis of the property to which it relates.

      Percentage depletion generally is available to taxpayers other than integrated oil companies. (See "- Intangible Drilling and Development Costs.") Percentage depletion is based on the Participant's share of the Partnership's gross income from its oil and gas properties. Generally, percentage depletion is available with respect to 6 million cubic feet of average daily production of natural gas or 1,000 barrels of average daily production of domestic crude oil. Taxpayers who have both oil and gas production may allocate the production limitation between such production. The rate of percentage depletion is 15%. However, percentage depletion for marginal production increases 1% (up to a maximum increase of 10%) for each whole dollar that the domestic wellhead price of crude oil for the immediately preceding year is less than $20 per barrel (without adjustment for inflation). The term "marginal production" includes oil and gas produced from a domestic stripper well property, which is defined as any property which produces a daily average of 15 or less equivalent barrels of oil (90 MCF of natural gas) per producing well on the property in the calendar year. The rate of percentage depletion for marginal production in 2000 is 24%. This rate fluctuates from year to year depending on the price of oil, but will not be less than the statutory rate of 15% nor more than 25%. (See the model decline curve included in the United Energy Development Consultants, Inc. Geologic Evaluation for the currently proposed wells in Northwestern Pennsylvania which will be drilled to the Clinton/Medina geological formation in "Proposed Activities - Information Regarding Currently Proposed Wells" in the Prospectus.)

      Also, percentage depletion:

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        (i)      may not exceed 100% of the net income from each oil and gas property before the deduction for depletion; and

        (ii) is limited to 65% of the taxpayer's taxable income for a year computed without regard to percentage depletion, net operating loss carry-backs and capital loss carry-backs.

With respect to marginal properties, however, the 100% of net income property limitation is suspended for 2000 and 2001.

      AVAILABILITY OF THE PERCENTAGE DEPLETION ALLOWANCE AND LIMITATIONS THEREON MUST BE COMPUTED SEPARATELY FOR EACH PARTICIPANT AND NOT BY THE PARTNERSHIP, OR FOR PARTICIPANTS AS A WHOLE. POTENTIAL PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE AVAILABILITY OF THE PERCENTAGE DEPLETION ALLOWANCE TO THEM.

DEPRECIATION - MODIFIED ACCELERATED COST RECOVERY SYSTEM ("MACRS")

      Tangible Costs to drill and complete the Partnership's wells, and the related depreciation deductions, are allocated and charged under the Partnership Agreement 100% to the Managing General Partner.

LEASEHOLD COSTS AND ABANDONMENT

      The costs of acquiring oil and gas Lease interests, together with the related cost depletion deduction and any abandonment loss, are allocated under the Partnership Agreement 100% to the Managing General Partner, which will contribute the Leases to the Partnership as a part of its Capital Contribution.

TAX BASIS OF PARTICIPANTS' INTERESTS

      A Participant's distributive share of Partnership loss is allowable only to the extent of the adjusted basis of the Participant's interest in the Partnership at the end of the Partnership's taxable year. The adjusted basis for federal income tax purposes of a Participant's interest in the Partnership will be adjusted (but not below zero) for any gain or loss to the Participant from a disposition by the Partnership of an oil or gas property, and will be increased by his:

        (i)      cash subscription payment;

        (ii)     share of Partnership income; and

        (iii) share, if any, of Partnership debt. (See "- Partnership Borrowings," below.)

The adjusted basis of a Participant's interest in the Partnership will be reduced by his:

        (i)      share of Partnership losses;

        (ii) share of Partnership expenditures that are not deductible in computing its taxable income and are not properly chargeable to capital account;

        (iii) deduction for depletion for any partnership oil and gas property (but not below zero); and

        (iv)     cash distributions from the Partnership.

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      The reduction in a Participant's share of Partnership liabilities, if any, is considered a cash distribution. Participants will not be personally liable on any Partnership loans; however, Investor General Partners will be liable for other obligations of the Partnership. (See "Risk Factors - Special Risks of the Partnership - If You Choose to Invest as a General Partner for the Tax Benefits, Then You Have a Greater Risk Than a Limited Partner" in the Prospectus.) Should cash distributions exceed the tax basis of the Participant's interest in the Partnership, taxable gain would result to the extent of the excess. (See "-Distributions From a Partnership," below.)

"AT RISK" LIMITATION FOR LOSSES

      Subject to the limitations on "passive losses" generated by the Partnership in the case of Limited Partners and a Participant's basis in the Partnership, each Participant may use his share of the Partnership's losses to offset income from other sources. (See "- Limitations on Passive Activities" and "- Tax Basis of Participants' Interests," above.) However, any taxpayer (other than a corporation which is neither an S corporation nor a corporation in which five or fewer individuals own more than 50% of the stock) who sustains a loss in connection with his oil and gas activities may deduct the loss only to the extent of the amount he has "at risk" in such activities at the end of a taxable year. The "at risk" limitation applies to each activity engaged in and not on an aggregate basis for all activities.

      The amount "at risk" is limited to the amount of money and the adjusted basis of other property the taxpayer has contributed to the activity, and any amount he has borrowed with respect thereto for which he is personally liable or with respect to which he has pledged property other than property used in the activity; limited, however, to the net fair market value of his interest in the pledged property. I.R.C. Section 465(b)(1) and (2). However, amounts borrowed will not be considered "at risk" if the amounts are borrowed from any person who has an interest (other than as a creditor) in the activity or from a related person to a person, other than the taxpayer, having such an interest.

      "Loss" is defined as being the excess of allowable deductions for a taxable year from an activity over the amount of income actually received or accrued by the taxpayer during the year from the activity. The amount the taxpayer has "at risk" may not include the amount of any loss that the taxpayer is protected against through:

        (i)      nonrecourse loans;

        (ii)     guarantees;

        (iii)    stop loss agreements; or

        (iv)     other similar arrangements.

The amount of any loss that is disallowed in any taxable year will be carried over to the first succeeding taxable year, to the extent a Participant is "at risk." Further, a taxpayer's "at risk" amount in subsequent taxable years with respect to the activity involved will be reduced by that portion of the loss which is allowable as a deduction.

      Participants' Agreed Subscriptions are funded by a payment of cash (usually "at risk"). Since income, gains, losses, and distributions of the Partnership affect the amount considered to be "at risk," the extent to which a Participant is "at risk" must be determined annually. Previously allowed losses must be recaptured, I.E., included in gross income, if the "at risk" amount is reduced below zero. The amount included in income under this recapture provision may be deducted in the first succeeding taxable year to the extent of any increase in the amount which the Participant has "at risk."

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DISTRIBUTIONS FROM A PARTNERSHIP

      Generally, a cash distribution from a partnership to a partner in excess of the adjusted basis of the partner's interest in the partnership immediately before the distribution is treated as gain from the sale or exchange of his interest in the partnership to the extent of the excess. I.R.C. Section 731(a)(1). No loss is recognized by the partners on these types of distributions. I.R.C. Section 731(a)(2). No gain or loss is recognized by the Partnership on these types of distributions. I.R.C. Section 731(b). If property is distributed by the Partnership to the Managing General Partner and the Participants, certain basis adjustments may be made by the Partnership, the Managing General Partner and the Participants. [Partnership Agreement, Section 5.04(d).] I.R.C. Sections 732, 733, 734, and 754. Other distributions of cash, disproportionate distributions of property, and liquidating distributions may result in taxable gain or loss.
(See "- Disposition of Partnership Interests" and "- Termination of a Partnership," below.)

SALE OF THE PROPERTIES

      Generally, net long-term capital gains of a noncorporate taxpayer on the sale of assets held more than a year are taxed at a maximum rate of 20% or 10% if they would be subject to tax at a rate of 15% if they were not eligible for long-term capital gains treatment. These rates also apply for purposes of the alternative minimum tax. (See "- Minimum Tax - Tax Preferences," below.) The annual capital loss limitation for noncorporate taxpayers is the amount of capital gains plus the lesser of $3,000, which is reduced to $1,500 for married persons filing separate returns, or the excess of capital losses over capital gains.

      Gains and losses from sales of oil and gas properties held for more than twelve months generally will be treated as a long-term capital gain, while a net loss will be an ordinary deduction, except to the extent of recapture of any Intangible Drilling Costs, depletion deductions and certain losses on previous sales, if any, of the Partnership's assets as discussed below. Other gains and losses on sales of oil and gas properties will generally result in ordinary gains or losses.

      Intangible Drilling Costs that are incurred in connection with an oil and gas property may be recaptured as ordinary income when the property is disposed of by the Partnership. Generally, the amount recaptured is the lesser of:

        (1) the aggregate amount of expenditures which have been deducted as Intangible Drilling Costs with respect to the property and which (but for being deducted) would be reflected in the adjusted basis of the property; or

        (2) the excess of (i) the amount realized (in the case of a sale, exchange or involuntary conversion); or (ii) the fair market value of the interest (in the case of any other disposition) over the adjusted basis of the property. I.R.C.
                 Section 1254(a).

(See "- Intangible Drilling and Development Costs," above.)

      In addition, the deductions for depletion which reduced the adjusted basis of the property are subject to recapture as ordinary income.
(See "- Depletion Allowance" above.)

DISPOSITION OF PARTNERSHIP INTERESTS

      The sale or exchange, including a repurchase by the Managing General Partner, of all or part of a Participant's interest in the Partnership held by him for more than twelve months will generally result in a recognition of long-term capital gain or loss. However, previous deductions for depletion and Intangible Drilling Costs may be recaptured as ordinary income rather than capital gain. (See "- Sale of the Properties," above.) In the event the interest is held for twelve months or less, such gain or loss will generally be short-term gain or loss. Also, a Participant's pro rata share of the Partnership's liabilities, if any, as of the date of the sale or exchange must be included in the amount realized.

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Therefore, the gain recognized may result in a tax liability greater than the cash proceeds, if any, from such disposition. In addition to gain from a passive activity, a portion of any gain recognized by a Limited Partner on the sale or other disposition of his interest in the Partnership will be characterized as portfolio income under Section 469 to the extent the gain is itself attributable to portfolio income, e.g. interest on investment of working capital. Treas. Reg. Section 1.469-2T(e)(3). (See "- Limitations on Passive Activities," above.)

      A gift of an interest in the Partnership may result in federal and/or state income tax and gift tax liability of the Participant, and interests in different partnerships do not qualify for tax-free like-kind exchanges. I.R.C. Section 1031(a)(2)(D). Other dispositions of a Participant's interest, including a repurchase of the interest by the Managing General Partner, may or may not result in recognition of taxable gain. However, no gain should be recognized by an Investor General Partner whose interest in the Partnership is converted to a Limited Partner interest so long as there is no change in his share of the Partnership's liabilities or certain Partnership assets as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157.

      A Participant who sells or exchanges all or part of his interest in the Partnership is required by the Code to notify the Partnership within 30 days or by January 15 of the following year, if earlier. I.R.C. Section 6050K. After receiving the notice, the Partnership is required to make a return with the IRS stating the name and address of the transferor and the transferee and such other information as may be required by the IRS. The Partnership must also provide each person whose name is set forth in the return a written statement showing the information set forth on the return.

      If a partner sells or exchanges his entire interest in a partnership, the taxable year of the partnership will close with respect to that partner, but not the remaining partners, on the date of sale or exchange, with a proration of partnership items for the partnership's taxable year. If a partner sells less than his entire interest in a partnership, the partnership year will not terminate with respect to the selling partner, but his proportionate share of items of income, gain, loss, deduction and credit will be determined by taking into account his varying interests in the partnership during the taxable year. Deductions generally may not be allocated to a partner acquiring an interest from a selling partner for a period prior to the purchaser's admission to the partnership. I.R.C. Section 706(d).

      NO DISPOSITION OF AN INTEREST IN THE PARTNERSHIP, INCLUDING REPURCHASE OF THE INTEREST BY THE MANAGING GENERAL PARTNER, SHOULD BE MADE BY ANY PARTICIPANT PRIOR TO CONSULTATION WITH HIS TAX ADVISOR.

MINIMUM TAX - TAX PREFERENCES

      With limited exceptions, all taxpayers are subject to the alternative minimum tax. If the alternative minimum tax exceeds the regular tax, the excess is payable in addition to the regular tax. The alternative minimum tax is intended to insure that no one with substantial income can avoid tax liability by using deductions and credits. The alternative minimum tax accomplishes this objective by not treating favorably certain items that are treated favorably for purposes of the regular tax, including the deduction for Intangible Drilling Costs.

      Generally, the alternative minimum tax rate for individuals is 26% on alternative minimum taxable income up to $175,000, $87,500 for married individuals filing separate returns, and 28% thereafter. See "- Sale of the Properties," above, for the tax rates on capital gains. Individual tax preferences may include, but are not limited to: accelerated depreciation, Intangible Drilling Costs, incentive stock options and passive activity losses. The exemption amount is $45,000 for married couples filing jointly and surviving spouses, $33,750 for single filers, and $22,500 for married persons filing separately, estates and trusts. These exemption amounts are reduced by 25% of the alternative minimum taxable income in excess of (1) $150,000 for joint returns and surviving spouses; (2) $75,000 for estates, trusts and married persons filing separately, and (3) $112,500 for single taxpayers. Married individuals filing separately must increase alternative minimum taxable income by the lesser of: (i) 25% of the excess of alternative minimum taxable income over $165,000; or (ii) $22,500. Regular tax personal exemptions are not available for purposes of the alternative minimum tax.

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      The only itemized deductions allowed for minimum tax purposes are those for casualty and theft losses, gambling losses to the extent of gambling gains, charitable deductions, medical deductions (to the extent in excess of 10% of adjusted gross income), interest expenses (restricted to qualified housing interest as defined in Section 56(e) of the Code and investment interest expense not exceeding net investment income), and certain estate taxes. The net operating loss for alternative minimum tax purposes generally is the same as for regular tax purposes, except:

        (i) current year tax preference items are added back to taxable income, and

        (ii) individuals may use only those itemized deductions as modified under Section 172(d) allowable in computing alternative minimum taxable income.

Code sections suspending losses, such as Sections 465 and 704(d), are recomputed for minimum tax purposes and the amount of the deductions suspended or recaptured may differ for regular and minimum tax purposes.

      For taxpayers other than integrated oil companies (see "- Intangible Drilling and Development Costs"), the 1992 National Energy Bill repealed:

        (i)      the preference for excess Intangible Drilling Costs; and

        (ii)     the excess percentage depletion preference for oil and gas.

The repeal of the excess Intangible Drilling Costs preference, however, may not result in more than a 40% reduction in the amount of the taxpayer's alternative minimum taxable income computed as if the excess Intangible Drilling Costs preference had not been repealed. Under the prior rules, the amount of Intangible Drilling Costs which is not deductible for alternative minimum tax purposes is the excess of the "excess intangible drilling costs" over 65% of net income from oil and gas properties. Net oil and gas income is determined for this purpose without subtracting excess Intangible Drilling Costs. Excess Intangible Drilling Costs is the regular Intangible Drilling Costs deduction minus the amount that would have been deducted under 120-month straight-line amortization, or, at the taxpayer's election, under the cost depletion method. There is no preference item for costs of nonproductive wells.

      THE LIKELIHOOD OF A PARTICIPANT INCURRING, OR INCREASING, ANY MINIMUM TAX LIABILITY BY VIRTUE OF AN INVESTMENT IN THE PARTNERSHIP, AND THE IMPACT OF SUCH LIABILITY ON HIS PERSONAL TAX SITUATION, MUST BE DETERMINED ON AN INDIVIDUAL BASIS, AND REQUIRES CONSULTATION BY A PROSPECTIVE PARTICIPANT WITH HIS PERSONAL TAX ADVISOR.

LIMITATIONS ON DEDUCTION OF INVESTMENT INTEREST

      Investment interest is deductible by a noncorporate taxpayer only to the extent of net investment income each year, with an indefinite carryforward of disallowed investment interest. I.R.C. Section 163. Interest subject tO the limitation generally includes all interest, except consumer interest and qualified residence interest, on debt not incurred in a person's active trade or business, provided the activity is not a "passive activity" under the passive loss rule. Accordingly, an Investor General Partner's share of any interest expense incurred by the Partnership will be subject to the investment interest limitation. In addition, an Investor General Partner's income and losses, including Intangible Drilling Costs, from the Partnership will be considered investment income and losses for purposes of this limitation. Losses allocable to an Investor General Partner will reduce his net investment income and may affect the deductibility of his investment interest expense, if any.

      Net investment income is the excess of investment income over investment expenses. Investment income includes: gross income from interest, dividends, rents, and royalties; portfolio income under the passive activity rules, which includes working capital investment income; and income from a trade or business in which the taxpayer does not

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materially participate if the activity is not a "passive activity." In the case of Investor General Partners, this includes the Partnership prior to the conversion of Investor General Partner Units to Limited Partner interests. Investment expenses include deductions, other than interest, that are directly connected with the production of net investment income, including actual depreciation or depletion deductions allowable. No item of income or expense subject to the passive activity loss rules of Section 469 of the Code is treated as investment income or investment expense.

      In determining deductible investment expenses, investment expenses are subject to a rule limiting deductions for miscellaneous expenses to those exceeding 2% of adjusted gross income, however, expenses that are not investment expenses are intended to be disallowed before any investment expenses are disallowed.

ALLOCATIONS

      The Partnership Agreement allocates to each Partner his share of the Partnership's income, gains, credits and deductions, including the deduction for Intangible Drilling Costs. Allocations of certain items are made in ratios that are different than allocations of other items. (See "Participation in Costs and Revenues" in the Prospectus.) The Capital Accounts of the Partners are adjusted to reflect these allocations and the Capital Accounts, as adjusted, will be given effect in distributions made to the Partners upon liquidation of the Partnership or any Partner's interest in the Partnership. Generally, the basis of oil and gas properties owned by the Partnership for computation of cost depletion and gain or loss on disposition will be allocated and reallocated when necessary in the ratio in which the expenditure giving rise to the tax basis of each property was charged as of the end of the year. [Partnership Agreement, Section 5.03(b).]

      Allocations made in a manner that is disproportionate to the respective interests of the partners in a partnership of any item of partnership income, gain, loss, deduction or credit will not be given effect unless the allocation has "substantial economic effect." I.R.C. Section 704(b). An allocation generally will have economic effect if throughout the term of the partnership:

        (1) the partners' capital accounts are maintained in accordance with rules set forth in the regulations (generally, tax accounting principles);

        (2) liquidation proceeds are distributed in accordance with the partners' capital accounts; and

        (3) any partner with a deficit balance in his capital account following the liquidation of his interest in the partnership is required to restore the amount of the deficit to the partnership.

Generally, a Participant's Capital Account is increased by the amount of money he contributes to the Partnership and allocations to him of income and gain, and decreased by the value of property or cash distributed to him and allocations to him of loss and deductions. The regulations also require that there must be a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

      Although Participants are not required to restore deficit balances in their Capital Accounts beyond the amount of their agreed Capital Contributions, an allocation which is not attributable to nonrecourse debt will be considered to have economic effect to the extent it does not cause or increase a deficit balance in a Participant's Capital Account, if requirements (1) and (2) described above are met and the partnership agreement provides that a partner who unexpectedly incurs a deficit balance in his Capital Account because of certain adjustments, allocations, or distributions will be allocated income and gain sufficient to eliminate such deficit balance as quickly as possible. Treas. Reg. Section 1.704-l(b)(2)(ii)(d). (See Section 5.03(h) of the Partnership Agreement.)

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      Special provisions apply to deductions related to nonrecourse debt. If the Managing General Partner or an Affiliate makes a nonrecourse loan to the Partnership ("partner nonrecourse liability"), Partnership losses, deductions, or Section 705(a)(2)(B) expenditures attributable to the loan must be allocated to the Managing General Partner, and if there is a net decrease in partner nonrecourse liability minimum gain with respect to the loan, the Managing General Partner must be allocated income and gain equal to the net decrease. (See Section 5.03(i) of the Partnership Agreement.)

      In the event of a sale or transfer of a Partnership Unit or the admission of an additional Participant, Partnership income, gain, loss and deductions generally will be allocated among the Partners on a daily basis according to their varying interests in the Partnership during the taxable year. In addition, in the discretion of the Managing General Partner Partnership property may be revalued upon the admission of additional Participants, or if certain distributions are made to the Partners, to reflect unrealized income, gain, loss or deduction inherent in the Partnership's property for purposes of adjusting the Partners' Capital Accounts.

      It should also be noted that each Partner's share of Partnership items of income, gain, loss and deduction must be taken into account whether or not there is any distributable cash. A Participant's share of Partnership revenues applied to the repayment of loans or the reserve for plugging wells, for example, will be included in his gross income in a manner analogous to an actual distribution of the income to him. Thus, a Participant may have tax liability on taxable income from the Partnership for a particular year in excess of any cash distributions from the Partnership to him with respect to that year. To the extent the Partnership has cash available for distribution, however, it is the Managing General Partner's policy that Partnership distributions will not be less than the Managing General Partner's estimate of the Participants' income tax liability with respect to Partnership income.

      If any allocation under the Partnership Agreement is not recognized for federal income tax purposes, each Participant's distributive share of the items subject to such allocation generally will be determined in accordance with his interest in the Partnership, determined by considering relevant facts and circumstances. To the extent such deductions as allocated by the Partnership Agreement, exceed deductions which would be allowed pursuant to such a reallocation, Participants may incur a greater tax burden. However, assuming the effect of the special allocations set forth in the Partnership Agreement is substantial in light of a Participant's tax attributes that are unrelated to the Partnership, in the opinion of Special Counsel it is more likely than not that such allocations will have "substantial economic effect" and will govern each Participant's distributive share of such items to the extent such allocations do not cause or increase deficit balances in the Participants' Capital Accounts.

PARTNERSHIP BORROWINGS

      Under the Partnership Agreement, the Managing General Partner and its Affiliates may make loans to the Partnership. The use of Partnership revenues taxable to Participants to repay Partnership borrowings could create income tax liability for the Participants in excess of cash distributions to them, since repayments of principal are not deductible for federal income tax purposes. In addition, interest on the loans will not be deductible unless the loans are bona fide loans that will not be treated as Capital Contributions. In Revenue Ruling 72-135, 1972-1 C.B. 200, the IRS ruled that a nonrecourse loan from a general partner to a partnership engaged in oil and gas exploration represented a capital contribution by the general partner rather than a loan. Whether a "loan" to the Partnership represents in substance, debt or equity is a question of fact to be determined from all the surrounding facts and circumstances.

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PARTNERSHIP ORGANIZATION AND SYNDICATION FEES

      Expenses connected with the issuance and sale of interests in a partnership, such as promotional expense, the Dealer-Manager fee, Sales Commissions, and reimbursement for bona fide due diligence expenses which are charged 100% to the Participants under the Partnership Agreement, and other selling expense, commissions, professional fees and printing costs, are not deductible. However, expenses incident to the creation of a partnership may be amortized over a period of not less than 60 months. These amortizable organization expenses will be paid by the Managing General Partner as part of the Partnership's Organization Costs and any related deductions, which the Managing General Partner does not anticipate will be material in amount, will be allocated to the Managing General Partner. I.R.C. Section 709; Treas. Reg.
Section 1.709-1 and 2.

TAX ELECTIONS

      The Partnership may elect to adjust the basis of Partnership property on the transfer of an interest in the Partnership by sale or exchange or on the death of a Partner, and on the distribution of property by the Partnership to a Partner (the Section 754 election). The general effect of such an election is that transferees of the Partnership interests are treated, for purposes of depreciation and gain, as though they had acquired a direct interest in the Partnership assets and the Partnership is treated for such purposes, upon certain distributions to Partners, as though it had newly acquired an interest in the Partnership assets and therefore acquired a new cost basis for such assets. Any such election, once made, may not be revoked without the consent of the IRS. The Partnership may also make various elections for federal tax reporting purposes which could result in various items of income, gain, loss and deduction being treated differently for tax purposes than for accounting purposes.

      Code Section 195 permits taxpayers to elect to capitalize and amortize "start-up expenditures" over a 60-month period. Such items include amounts:

        (1)      paid or incurred in connection with:

                 (a) investigating the creation or acquisition of an active trade or business,

                 (b)      creating an active trade or business, or

                 (c) any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, in anticipation of such activity becoming an active trade or business; and

        (2) which would be allowed as a deduction if paid or incurred in connection with the expansion of an existing business.

Start-up expenditures do not include amounts paid or incurred in connection with the sale of partnership interests. If it is ultimately determined that any of the Partnership's expenses constituted start-up expenditures and not deductible expenses under Section 162 of the Code, the Partnership's deductions would be reduced.

DISALLOWANCE OF DEDUCTIONS UNDER SECTION 183 OF THE CODE

      Under Section 183 of the Code, a Participant's ability to deduct his share of the Partnership's losses on his federal income tax return could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time. Section 183 of the Code creates a presumption that an activity is engaged in for profit, if, in any three of five consecutive taxable years, the gross income derived from the activity exceeds the deductions attributable to the activity. Thus, if the Partnership fails to show a profit in at least three out of five

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Page 20



consecutive years, this presumption will not be available and the possibility that the IRS could successfully challenge the Partnership deductions claimed by a Participant would be substantially increased.

      The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under Section 183. (See Treas. Reg. Section 1.183-2(c), Example (5).) Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, in the opinion of Special Counsel it is more likely than not that the Partnership will possess the requisite profit motive.

TERMINATION OF A PARTNERSHIP

      Pursuant to Section 708(b) of the Code, the Partnership will be considered as terminated for federal income tax purposes if within a twelve month period there is a sale or exchange of 50% or more of the total interest in Partnership capital and profits. The closing of the Partnership year may result in more than twelve months' income or loss of the Partnership being allocated to certain Partners for the year of termination, for example, in the case of Partners using fiscal years other than the calendar year. Under
Section 731 of the Code, a Partner will realize taxable gain on a termination of the Partnership to the extent that money regarded as distributed to him exceeds the adjusted basis of his Partnership interest. The conversion of Investor General Partner Units to Limited Partner interests, however, will not result in a termination of the Partnership. Rev. Rul. 84-52, 1984-1 C.B. 157.

LACK OF REGISTRATION AS A TAX SHELTER

      Section 6111 of the Code generally requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury, and to obtain an identification number which must be included on the tax returns of investors in the tax shelter. For purposes of these provisions, a "tax shelter" is generally defined to include investments with respect to which any person could reasonably infer that the ratio that:

        (1) the aggregate amount of the potentially allowable deductions and 350% of the potentially allowable credits with respect to the investment during the first five years of the investment bears to;

        (2) the amount of money and the adjusted basis of property contributed to the investment;


exceeds 2 to 1. Temporary Regulations promulgated by the IRS provide that the aggregate amount of gross deductions must be determined without reduction for gross income to be derived from the investment.

      The Managing General Partner does not believe that the Partnership will have a tax shelter ratio greater than 2 to 1. Also, because the purpose of the Partnership is to locate, produce and market natural gas on an economic basis, the Managing General Partner does not believe that the Partnership will be a "potentially abusive tax shelter." Accordingly, the Managing General Partner does not intend to cause the Partnership to register with the IRS as a tax shelter.

      If it is subsequently determined by the IRS or the courts that the Partnership was required to be registered with the IRS as a tax shelter, the Managing General Partner would be subject to certain penalties, including a penalty of 1% of the aggregate amount invested in the Units of the Partnership for failing to register and $100 for each failure to furnish a Participant a tax shelter registration number, and each Participant would be liable for a $250 penalty for failure to include the tax shelter registration number on his tax return, unless such failure was due to reasonable cause. A Participant also would be liable for a penalty of $100 for failing to furnish the tax shelter registration number to any transferee of his interest in the Partnership. However, based on the representations of the Managing General Partner, Special Counsel has expressed the opinion that the Partnership, more likely than not, is not required to register with the IRS as a tax shelter.

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August 18, 2000
Page 21



      Issuance of a registration number does not indicate that an investment or the claimed tax benefits have been reviewed, examined, or approved by the IRS.

INVESTOR LISTS

      Section 6112 of the Code requires that any person who organizes a tax shelter required to be registered with the IRS or who sells any interest in such a shelter must maintain a list identifying each person who was sold an interest in the shelter and setting forth other required information. For the reasons described above, the Managing General Partner does not believe the Partnership is subject to the requirements of Section 6112. If this determination is wrong, Section 6708 of the Code provides for a penalty of $50 for each person with respect to whom there is a failure to meet any requirements of Section 6112, unless the failure is due to reasonable cause.

TAX RETURNS AND AUDITS

      IN GENERAL. The tax treatment of all partnership items is generally determined at the partnership, rather than the partner, level; and the partners are generally required to treat partnership items on their individual returns in a manner which is consistent with the treatment of the partnership items on the partnership return. I.R.C. Sections 6221 and 6222. Regulations define "partnership items" for this purpose as including distributive share items that must be allocated among the partners, such as partnership liabilities, data pertaining to the computation of the depletion allowance, and guaranteed payments. Treas. Reg. Section 301.6231(a)(3)-1.

      Generally, the IRS must conduct an administrative determination as to partnership items at the partnership level before conducting deficiency proceedings against a partner, and the partners must file a request for an administrative determination before filing suit for any credit or refund. The period for assessing tax against a Partner attributable to a partnership item may be extended as to all partners by agreement between the IRS and the Managing General Partner, which will serve as the Partnership's representative ("Tax Matters Partner") in all administrative and judicial proceedings conducted at the partnership level. The Tax Matters Partner generally may enter into a settlement on behalf of, and binding upon, partners owning less than a 1% profits interest if the Partnership has more than 100 partners. In addition, a partnership with at least 100 partners may elect to be governed under simplified tax reporting and audit rules as an "electing large partnership." These rules also facilitate the matching of partnership items with individual partner tax returns by the IRS. The Managing General Partner does not anticipate that the Partnership will make this election. By executing the Partnership Agreement, each Participant agrees that he will not form or exercise any right as a member of a notice group and will not file a statement notifying the IRS that the Tax Matters Partner does not have binding settlement authority.

      In the event of an audit of the return of the Partnership, the Tax Matters Partner, pursuant to advice of counsel, will take all actions necessary, in its discretion, to preserve the rights of the Participants. All expenses of any proceedings undertaken by the Tax Matters Partner, which might be substantial, will be paid for by the Partnership. The Tax Matters Partner is not obligated to contest adjustments made by the IRS.

      TAX RETURNS. A Participant's income tax returns are the responsibility of the Participant. The Partnership will provide each Participant with the tax information applicable to his investment in the Partnership necessary to prepare such returns.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
August 18, 2000
Page 22



PENALTIES AND INTEREST

      IN GENERAL. Interest is charged on underpayments of tax and various civil and criminal penalties are included in the Code.

      PENALTY FOR NEGLIGENCE OR DISREGARD OF RULES OR REGULATIONS. If any portion of an underpayment of tax is attributable to negligence or disregard of rules or regulations, 20% of that portion is added to the tax. Negligence is strongly indicated if a partner fails to treat partnership items on his tax return in a manner that is consistent with the treatment of those items on the partnership's return or to notify the IRS of the inconsistency. The term "disregard" includes any careless, reckless or intentional disregard of rules or regulations. There is no penalty, however, if the position is adequately disclosed, or the position is taken with reasonable cause and in good faith, or the position has a realistic possibility of being sustained on its merits. Treas. Reg. Section 1.6662-3.

      VALUATION MISSTATEMENT PENALTY. There is an addition to tax of 20% of the amount of any underpayment of tax of $5,000 or more ($10,000 in the case of corporations other than S corporations or personal holding companies) which is attributable to a substantial valuation misstatement. There is a substantial valuation misstatement if:

        (i) the value or adjusted basis of any property claimed on a return is 200% or more of the correct amount; or

        (ii) the price for any property or services (or for the use of property) claimed on a return is 200% or more (or 50% or less) of the correct price.

If there is a gross valuation misstatement (400% or more of the correct value or adjusted basis or the undervaluation is 25% or less of the correct amount) the penalty is 40%. I.R.C. Section 6662(e) and (h).

      SUBSTANTIAL UNDERSTATEMENT PENALTY. There is also an addition to tax of 20% of any underpayment if the difference between the tax required to be shown on the return over the tax actually shown on the return, exceeds the greater of:

        (i)      10% of the tax required to be shown on the return; or

        (ii) $5,000 ($10,000 in the case of corporations other than S corporations or personal holding companies). I.R.C.
                 Section 6662(d).

The amount of any understatement generally will be reduced to the extent it is attributable to the tax treatment of an item:

        (i)      supported by substantial authority; or

        (ii)     adequately disclosed on the taxpayer's return.

         However, in the case of "tax shelters," the understatement may be reduced only if the tax treatment of an item attributable to a tax shelter was supported by substantial authority and the taxpayer establishes that he reasonably believed that the tax treatment claimed was more likely than not the proper treatment. Disclosure of partnership items should be made on the Partnership's return; however, a taxpayer partner also may make adequate disclosure on his individual return with respect to pass-through items.

         Section 6662(d)(2)(C) provides that a "tax shelter" is any entity which has as a significant purpose the avoidance or evasion of federal income tax.

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August 18, 2000
Page 23



      IRS ANTI-ABUSE RULE. Under Treas. Reg. Section 1.701-2, if a principal purpose of a partnership is to reduce substantially the partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner:

        (i) the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;

        (ii) the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction;

        (iii) one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk;

        (iv)     substantially all of the partners are related to each other;

        (v) income or gain are allocated to partners who are not expected to have any federal income tax liability;

        (vi) the benefits and burdens of ownership of property nominally contributed to the partnership are retained in substantial part by the contributing party; and

        (vii) the benefits and burdens of ownership of partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners.

Based on the Managing General Partner's representation that the Partnership will be conducted as described in the Prospectus, in the opinion of Special Counsel it is more likely than not that the Partnership will not be subject to the anti-abuse rule set forth in Treas. Reg. Section 1.701-2.

STATE AND LOCAL TAXES

      Under Pennsylvania law, the Partnership is required to withhold state income tax at the rate of 2.8% of Partnership income allocable to Participants who are not residents of Pennsylvania. This requirement does not obviate Pennsylvania tax return filing requirements for Participants who are not residents of Pennsylvania. In the event of overwithholding, a Pennsylvania income tax return must be filed by Participants who are not residents of Pennsylvania in order to obtain a refund.

      The Partnership will operate in states and localities which impose a tax on its assets or its income, or on each Participant. Deductions which are available to Participants for federal income tax purposes may not be available for state or local income tax purposes. A Participant's distributive share of the net income or net loss of the Partnership generally will be required to be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. To the extent that a non-resident Participant pays tax to a state by virtue of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. To the extent that the Partnership operates in certain jurisdictions, state or local estate or inheritance taxes may be payable upon the death of a Participant in addition to taxes imposed by his own domicile.

      PROSPECTIVE PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE EFFECT OF VARIOUS STATE AND LOCAL TAXES ON THEIR PERSONAL TAX SITUATIONS.

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August 18, 2000
Page 24



SEVERANCE AND AD VALOREM (REAL ESTATE) TAXES

      The Partnership may incur various ad valorem or severance taxes imposed by state or local taxing authorities. Currently, there is no such tax liability in Mercer County, Pennsylvania.

SOCIAL SECURITY BENEFITS AND SELF-EMPLOYMENT TAX

      A Limited Partner's share of income or loss from the Partnership is excluded from the definition of "net earnings from self-employment." No increased benefits under the Social Security Act will be earned by Limited Partners and if any Limited Partners are currently receiving Social Security benefits, their shares of Partnership taxable income will not be taken into account in determining any reduction in benefits because of "excess earnings."

      An Investor General Partner's share of income or loss from the Partnership will constitute "net earnings from self-employment" for these purposes. I.R.C. Section 1402(a). For 2000 the ceiling for social security tax of 12.4% is $72,600 and there is no ceiling for medicare tax of 2.9%. Self-employed individuals can deduct one-half of their self-employment tax.

FOREIGN PARTNERS

      The Partnership will be required to withhold and pay to the IRS tax at the highest rate under the Code applicable to Partnership income allocable to foreign partners, even if no cash distributions are made to such partners. A purchaser of a foreign Partner's Units may be required to withhold a portion of the purchase price and the Managing General Partner may be required to withhold with respect to taxable distributions of real property to a foreign Partner. The withholding requirements described above do not obviate United States tax return filing requirements for foreign Partners. In the event of overwithholding, a foreign Partner must file a United States tax return to obtain a refund.

ESTATE AND GIFT TAXATION

      There is no federal tax on lifetime or testamentary transfers of property between spouses. The gift tax annual exclusion is $10,000 per donee, which will be adjusted for inflation. The maximum estate and gift tax rate is 55% (subject to a 5% surtax on amounts in excess of $10,000,000); and estates of $675,000, which increases in stages to $1,000,000 by 2006, or less generally are not subject to federal estate tax. In the event of the death of a Participant, the fair market value of his interest as of the date of death, or as of the alternate valuation date, will be included in his estate for federal estate tax purposes. The decedent's heirs will, for federal income tax purposes, take as their basis for the interest the value as so determined for federal estate tax purposes.

      We consent to the use of this opinion letter as an exhibit to the Registration Statement, and all amendments thereto, and to all references to this firm in the Prospectus.


                                             Very truly yours,

                                             /s/ KUNZMAN & BOLLINGER, INC.

                                             KUNZMAN & BOLLINGER, INC.